UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 CommScope, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    203372107
                                 (CUSIP Number)

                                 April 16, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 17 Pages

CUSIP No. 203372107                   13G                   Page 2 of 17 Pages

-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge International LLC
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $28,900,000 aggregate principal amount of 3.50%
OWNED BY            Convertible Senior Subordinated Notes due 2024,
                    convertible into 2,871,330 shares of Common Stock
EACH           --------------------------------------------------------

REPORTING      (7)  SOLE DISPOSITIVE POWER
                    0
PERSON WITH    --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    $28,900,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 2,871,330 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $28,900,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 2,871,330 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.80%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 3 of 17 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         STAR L.P. (a statistical arbitrage strategy)
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    46,750 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    46,750 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             46,750 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.06%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 4 of 17 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge Statistical Market Neutral Fund
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    452,693 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    452,693 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             452,693 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.62%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 5 of 17 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         SGAM AI Equity Fund
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxemburg
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    17 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    17 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             17 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 6 of 17 Pages


-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS

         Highbridge Statistical Opportunities Master Fund, L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    19,811 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    19,811 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             19,811 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.03%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 7 of 17 Pages


-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS

         Highbridge Convertible Opportunities Master Fund, L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $7,700,000 aggregate principal amount of 3.50%
OWNED BY            Convertible Senior Subordinated Notes due 2024,
                    convertible into 765,025 shares of Common Stock
EACH           --------------------------------------------------------

REPORTING      (7)  SOLE DISPOSITIVE POWER
                    0
PERSON WITH    --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    $7,700,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 765,025 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $7,700,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 765,025 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.04%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 8 of 17 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge Capital Management, LLC
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $36,600,000 aggregate principal amount of 3.50%
OWNED BY            Convertible Senior Subordinated Notes due 2024,
                    convertible into 3,636,355 shares of Common Stock
EACH
                    519,271 shares of Common Stock
REPORTING      --------------------------------------------------------

PERSON WITH    (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    $36,600,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 3,636,355 shares of Common Stock

                    519,271 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $36,600,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into
             3,636,355 shares of Common Stock

             519,271 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.45%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 9 of 17 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Glenn Dubin
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $36,600,000 aggregate principal amount of 3.50%
OWNED BY            Convertible Senior Subordinated Notes due 2024,
                    convertible into 3,636,355 shares of Common Stock
EACH
                    519,271 shares of Common Stock
REPORTING      --------------------------------------------------------

PERSON WITH    (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    $36,600,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 3,636,355 shares of Common Stock

                    519,271 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $36,600,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into
             3,636,355 shares of Common Stock

             519,271 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.45%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 10 of 17 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Henry Swieca
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $36,600,000 aggregate principal amount of 3.50%
OWNED BY            Convertible Senior Subordinated Notes due 2024,
                    convertible into 3,636,355 shares of Common Stock
EACH
                    519,271 shares of Common Stock
REPORTING      --------------------------------------------------------

PERSON WITH    (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    $36,600,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into 3,636,355 shares of Common Stock

                    519,271 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $36,600,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024, convertible into
             3,636,355 shares of Common Stock

             519,271 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.45%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
-----------------------------------------------------------------------

CUSIP No. 203372107                   13G                   Page 11 of 17 Pages


Item 1.

(a)  Name of Issuer

           CommScope, Inc. (the "Company")

(b)  Address of Issuer's Principal Executive Offices
           CommScope Place, S.E. P.O. Box 339
           Hickory, North Carolina 28602


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

           HIGHBRIDGE INTERNATIONAL LLC
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           STAR, L.P. (A STATISTICAL ARBITRAGE STRATEGY)
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE STATISTICAL MARKET NEUTRAL FUND
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  State of Delaware

           SGAM AI EQUITY FUND
           170 Place Henri Regnault-La Defense 6
           92043 Paris - La Defense Cedex
           France
           Citizenship:  Luxemburg

           HIGHBRIDGE STATISTICAL OPPORTUNITIES MASTER FUND, L.P.
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CONVERTIBLE OPPORTUNITIES MASTER FUND, L.P.
           Maples Corporate Services Limited
           PO Box 309, Ugland House
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CAPITAL MANAGEMENT, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019

CUSIP No. 203372107                   13G                   Page 12 of 17 Pages


           Citizenship:  State of Delaware

           GLENN DUBIN
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           HENRY SWIECA
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States


Item 2(d)  Title of Class of Securities

            Common Stock, $0.01 par value ("Common Stock")

Item 2(e)  CUSIP Number

            203372107


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. 203372107                   13G                   Page 13 of 17 Pages


Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

         As of the date of this filing, (i) Highbridge International LLC beneficially owns $28,900,000 aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2024 (the "Notes"), convertible into 2,871,330 shares of Common Stock (not counting any accrued and unpaid interest on the Notes), (ii) STAR, L.P. (a statistical arbitrage strategy) beneficially owns 46,750 shares of Common Stock, (iii) Highbridge Statistical Market Neutral Fund beneficially owns 452,693 shares of Common Stock, (iv) SGAM AI Equity Fund beneficially owns 17 shares of Common Stock, (v) Highbridge Statistical Opportunities Master Fund, L.P. beneficially owns 19,811 shares of Common Stock,
(vi) Highbridge Convertible Opportunities Master Fund, L.P. beneficially owns $7,700,000 aggregate principal amount of Notes, convertible into 765,025 shares of Common Stock and (vii) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of $36,600,000 aggregate principal amount of Notes, convertible into 3,636,355 shares of Common Stock (not counting any accrued and unpaid interest on the 2012 Notes) beneficially owned by Highbridge International LLC and Highbridge Convertible Opportunities Master Fund, L.P. and the 519,271 shares of Common Stock beneficially owned by STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, SGAM AI Equity Fund and Highbridge Statistical Opportunities Master Fund, L.P.

         Highbridge Capital Management, LLC is the sub-advisor to Highbridge Statistical Market Neutral Fund and SGAM AI Equity Fund and is the trading manager of Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Convertible Opportunities Master Fund, L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock held by Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, SGAM AI Equity Fund, Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Convertible Opportunities Master Fund, L.P.

            (b) Percent of class:

              The Company's definitive Proxy Statement on Schedule 14A filed on March 20, 2009, indicates that as of March 11, 2009, there were 72,611,220 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and, for purposes of clauses (i), (vi) and
(vii) below, assuming the conversion of the Notes, (i) Highbridge International LLC may be deemed to beneficially own 3.80% of the outstanding shares of Common Stock of the Company, (ii) STAR, L.P. (a statistical arbitrage strategy) may be deemed to beneficially own 0.06% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Statistical Market Neutral Fund may be deemed to beneficially own 0.62% of the outstanding shares of Common Stock of the Company,
(iv) SGAM AI Equity Fund may be deemed to beneficially own 0.00% of the

CUSIP No. 203372107                   13G                   Page 14 of 17 Pages


outstanding shares of Common Stock of the Company, (v) Highbridge Statistical Opportunities Master Fund, L.P. may be deemed to beneficially own 0.03% of the outstanding shares of Common Stock of the Company, (vi) Highbridge Convertible Opportunities Master Fund, L.P. may be deemed to beneficially own 1.04% of the outstanding shares of Common Stock of the Company and (vii) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 5.45% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

            (c) Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote

                          0

                    (ii)  Shared power to vote or to direct the vote

                          See Item 4(a)

                    (iii) Sole power to dispose or to direct the disposition of

                          0

                    (iv) Shared power to dispose or to direct the disposition of

                          See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

            Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.


Item 8.  Identification and Classification of Members of the Group

            See Exhibit I.


Item 9.  Notice of Dissolution of Group

            Not applicable.

CUSIP No. 203372107                   13G                   Page 15 of 17 Pages


Item 10. Certification

         By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of April 23, 2009, by and among Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, SGAM AI Equity Fund Highbridge Statistical Opportunities Master Fund, L.P., Highbridge Convertible Opportunities Master Fund,L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 203372107                   13G                   Page 16 of 17 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: April 23, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC                           HIGHBRIDGE INTERNATIONAL LLC

                                                             By: Highbridge Capital Management, LLC
                                                                 its Trading Manager

By: /s/ John Oliva
---------------------------------------
Name: John Oliva                                             By: /s/ John Oliva
Title: Managing Director                                     --------------------------------------
                                                             Name: John Oliva
                                                             Title: Managing Director

STAR, L.P. (a statistical arbitrage                          HIGHBRIDGE STATISTICAL MARKET NEUTRAL
strategy)                                                    FUND

By: Highbridge Capital Management, LLC                       By: Highbridge Capital Management, LLC
    its Trading Manager                                          its Sub-Advisor


By: /s/ John Oliva                                           By: /s/ John Oliva
---------------------------------------                      ---------------------------------------
Name: John Oliva                                             Name: John Oliva
Title: Managing Director                                     Title: Managing Director


                                                             HIGHBRIDGE STATISTICAL OPPORTUNITIES
SGAM AI EQUITY FUND                                          MASTER FUND, L.P.

By: Highbridge Capital Management, LLC
    its Sub-Advisor                                          By: Highbridge Capital Management, LLC
                                                                 its Trading Manager

By: /s/ John Oliva
---------------------------------------                      By: /s/ John Oliva
Name: John Oliva                                             --------------------------------------
Title: Managing Director                                     Name: John Oliva
                                                             Title: Managing Director


HIGHBRIDGE CONVERTIBLE OPPORTUNITIES
MASTER FUND, L.P.
                                                             /s/ Glenn Dubin
By: Highbridge Capital Management, LLC                       --------------------------------------
    its Trading Manager                                      GLENN DUBIN


By: /s/ John Oliva
---------------------------------------
Name: John Oliva
Title: Managing Director


/s/ Henry Swieca
---------------------------------------
HENRY SWIECA

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


CUSIP No. 203372107                   13G                   Page 17 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule
13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.01 par value, of CommScope, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of April 23, 2009

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

HIGHBRIDGE CAPITAL MANAGEMENT, LLC                           HIGHBRIDGE INTERNATIONAL LLC

                                                             By: Highbridge Capital Management, LLC
                                                                 its Trading Manager

By: /s/ John Oliva
---------------------------------------
Name: John Oliva                                             By: /s/ John Oliva
Title: Managing Director                                     --------------------------------------
                                                             Name: John Oliva
                                                             Title: Managing Director

STAR, L.P. (a statistical arbitrage                          HIGHBRIDGE STATISTICAL MARKET NEUTRAL
strategy)                                                    FUND

By: Highbridge Capital Management, LLC                       By: Highbridge Capital Management, LLC
    its Trading Manager                                          its Sub-Advisor


By: /s/ John Oliva                                           By: /s/ John Oliva
---------------------------------------                      --------------------------------------
Name: John Oliva                                             Name: John Oliva
Title: Managing Director                                     Title: Managing Director

SGAM AI EQUITY FUND                                          HIGHBRIDGE STATISTICAL OPPORTUNITIES
                                                             MASTER FUND, L.P.
By: Highbridge Capital Management, LLC
    its Sub-Advisor                                          By: Highbridge Capital Management, LLC
                                                                 its Trading Manager

By: /s/ John Oliva
---------------------------------------                      By: /s/ John Oliva
Name: John Oliva                                             --------------------------------------
Title: Managing Director                                     Name: John Oliva
                                                             Title: Managing Director



HIGHBRIDGE CONVERTIBLE OPPORTUNITIES
MASTER FUND, L.P.

                                                             /s/ Glenn Dubin
By: Highbridge Capital Management, LLC                       --------------------------------------
    its Trading Manager                                      GLENN DUBIN


By: /s/ John Oliva
---------------------------------------
Name: John Oliva
Title: Managing Director



/s/ Henry Swieca
---------------------------------------
HENRY SWIECA

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